Exhibit 28(h)(3)(ii)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

AMENDMENT made as of December 9, 2013, between Sound Shore Fund, Inc. (the “Fund”) and Citi Fund Services Ohio, Inc. (“Citi”), to that certain Transfer Agency Agreement, dated January 29, 2009, between the Fund and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to revise the fees payable by the Fund to Citi;

WHEREAS, the parties wish to revise the services provided by Citi to the Fund;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and Citi hereby agree as follows:

1. Amendment.

(a) Sections 2-11, 13-21 and 38 are deleted.

(b) A new Section 2 is added as follows:

Citi will perform the services set forth on Schedule B in accordance with and subject to the terms of this Agreement.

(c) Schedule A of the Agreement is deleted and replaced with the attached Schedule A.

(d) The attached Schedule B shall become part of the Agreement.

2. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

Exhibit 28(h)(3)(ii)

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

SOUND SHORE FUND, INC.

By:	/s/ T. Gibbs Kane, Jr.
Name:	T. Gibbs Kane, Jr.
Title:	President
Date:	12-30-13

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jeffrey McCarthy
Name:	Jeff McCarthy
Title:	Vice President
Date:	12-30-13

Exhibit 28(h)(3)(ii)

SOUND SHORE FUND, INC.

TRANSFER AGENCY AGREEMENT

Schedule B

Services

1.	Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations for purchases, redemptions and other confirmable transactions.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)	Where applicable, process redemption fee as stated in the Fund Prospectus.

(h)	Provide personnel to respond to telephone inquiries from shareholders and prospective shareholders.

2.	Shareholder Information Services

(a)	Produce detailed history of transactions through duplicate or special order statements upon request.

(b)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and the states in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

4.	Dealer/Load Processing (if applicable)

(a)	Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.

(b)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(c)	Provide for payment of commission on direct shareholder purchases in a load fund.

Exhibit 28(h)(3)(ii)

5.	Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Fund.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

6.	Blue Sky Services

(a)	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Fund as may be required in order to comply with Federal and state securities laws) to register the shares in the Fund (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Shares and all amendments thereto, to register and keep effective the registration of the Fund and the Shares with state securities authorities to enable the Fund to make a continuous offering of its Shares pursuant to Citi’s state registration, renewal and sales reporting procedures, which shall be made available to the Fund upon request.

(b)	The Fund shall be responsible for identifying to Citi in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

7.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program (“AML Program”) of the Fund:

(a)	Where appropriate and information is available, take reasonable measures to verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.

(d)	Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Fund’s AML Program, and make the same available the Fund, the individual appointed as the Fund’s anti-money laundering compliance officer (“AML Compliance Officer”), the Fund’s auditors and regulatory or law enforcement authorities.

(e)	Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

Exhibit 28(h)(3)(ii)

II.	Notes and Conditions Related to Transfer Agency Services

1.	Citi may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Fund about the legality and validity of the issuance.

2.	Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after Citi or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Fund’s Procedures, Citi’s operational procedures and/or Citi’s AML Program:

(i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

3.	If the Fund fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network maintained by the National Securities Clearing Corporation (“NSCC”), the Fund shall, prior to one hour before the next settlement of Shares, (i) notify Citi about the settlement failure and (ii) provide Citi with a description of the specific remedial and prospective actions proposed to be taken by the Fund in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”). If (i) the Fund fails to notify Citi about a settlement failure on a timely basis and (ii) the Fund fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Citi’s reasonable opinion), then, upon written notice to the Fund, Citi may terminate the performance of any NSCC services rendered to the Fund hereunder immediately and without penalty.

4.	If Citi is or, in Citi’s reasonable opinion, Citi may be subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) as a result of the activities of the Fund or its respective agents, then Citi may, in its sole discretion, demand, in writing, that the Fund provide Citi with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Fund does not, within seven (7) days of such demand provide adequate assurances satisfactory to Citi in response to any NSCC sanction, then, upon written notice to the Fund, Citi may terminate the performance of any NSCC related services rendered to the Fund under this Agreement immediately and without penalty.

Exhibit 28(h)(3)(ii)

5.	Notwithstanding the foregoing, Citi may terminate the performance of any NSCC related services rendered to the Fund under this Agreement immediately and without penalty upon written notice to the Fund if Citi is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

6.	The Fund acknowledges receipt of a copy of Citi’s policy related to the acceptance of trades for prior day processing as adopted by the Board in January 2012. Citi may amend Citi As-of Trading Policy from time to time with the consent of the Fund. Citi may apply Citi As-of Trading Policy whenever applicable, unless Citi agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Fund and furnished to Citi by the Fund.

7.	The Fund acknowledges and agrees that deviations requested by the Fund from Citi’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Citi may in its sole discretion determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Fund revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith, Citi shall have no liability for any loss, liability, expenses or damages to the Fund or any Shareholder resulting from such an Exception.

8.	Fund represents and warrants that:

(a)	(i) by virtue of its Charter, Shares that are redeemed by the Fund may be resold by the Fund and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)	(i) The Fund has adopted the AML Program, which has been provided to Citi and the Fund’s AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Fund with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Citi, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Fund will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption.

9.	Subject to its obligations herein with respect to “blue sky” filings, Citi shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares.